UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule §240.14a-12

Wm. WRIGLEY Jr. Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wm. WRIGLEY Jr. Company

Wrigley Building    •    410 North Michigan Avenue    •    Chicago, Illinois 60611

February 8, 2005

Dear Stockholder:

You are cordially invited to attend the 102nd Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company. The meeting will be held at 9:00 a.m. Chicago time on Tuesday, March 8, 2005, at the Thorne Auditorium in the Arthur Rubloff Building of the Chicago campus of Northwestern University at 375 East Chicago Avenue, Chicago, IL 60611. Please use the Chicago Avenue entrance. For your reference, a map of the area is provided inside the back cover of the Proxy Statement.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Please note we are requiring admission tickets to attend the Annual Meeting. For more information please refer to the Notice of Meeting.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card, or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy anytime before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 3 of the Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,
WILLIAM WRIGLEY, JR.
Chairman of the Board, President
and Chief Executive Officer

Wm. WRIGLEY Jr. Company

Wrigley Building    •    410 North Michigan Avenue    •    Chicago, Illinois 60611

Notice of the 102nd Annual Meeting of Stockholders
of the Wm. Wrigley Jr. Company

Date:	Tuesday, March 8, 2005
Time:	9:00 a.m., Central Standard Time
Place:	Northwestern University, Thorne Auditorium 375 East Chicago Avenue Chicago, Illinois 60611
Purposes:	1.	To elect three Class III Directors to serve on the Board until the Annual Meeting in 2008;
	2.	To amend Article FOURTH of the Company’s Second Restated Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock from 400,000,000 to 1,000,000,000 shares; and (ii) increase the number of authorized shares of Class B Common Stock from 80,000,000 to 300,000,000 shares;
	3.	To ratify the appointment of independent auditors for the year ending December 31, 2005;
	4.	To consider and act upon a stockholder proposal as set forth in the attached proxy statement; and
	5.	To transact other such business that may properly come before the Annual Meeting and any adjournments thereof.
Who Can Vote:	Stockholders at the close of business on January 14, 2005.
How You Can Vote:
You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

Who May Attend:
Only persons with an admission ticket, evidence of stock ownership, or who are guests of the Company may attend and be admitted to the Annual Meeting. Photo identification will be required (i.e., valid drivers license or passport preferred).

	•	If your shares are registered in your name, you must bring the admission ticket attached to your proxy card. If you would like to pre-register for the meeting, or if you have elected to receive your proxy materials electronically, please contact the Company’s Stockholder Relations Department at 1-800-874-0474 and request an admission ticket.

•
If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting.

By Authorization of the Board of Directors,
HOWARD MALOVANY,
Vice President, Secretary and General Counsel

Chicago, February 8, 2005

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

Proxy Statement for the

Annual Meeting of Stockholders of the

WM. WRIGLEY JR. COMPANY

To Be Held on Tuesday, March 8, 2005

TABLE OF CONTENTS

Page

Proxy Statement	1
Solicitation	1
Voting Information	1
PROPOSAL 1 — Election of Class III Directors	4
Corporate Governance	8
Meetings and Committees of the Board	11
Compensation of Directors	13
Security Ownership	15
Security Ownership of Directors and Executive Officers	15
Security Ownership of Certain Beneficial Owners	16
PROPOSAL 2 — Amendment of Article FOURTH of the Company’s Second Restated Certificate of Incorporation to Increase the Number of Authorized Shares Of Common Stock and Class B Common Stock	19
PROPOSAL 3 — The Ratification of Appointment of Ernst & Young LLP as Independent Auditors	24
PROPOSAL 4 — Stockholder proposal	25
Executive Compensation	26
Report of the Compensation Committee	26
Summary Compensation Table	32
Wrigley Stock Option Program	34
Long-Term Stock Grant Program	35
Pension Plan	35
Change-in-Control Severance Agreement	36
Five-Year Total Stockholder Return	37
Audit Committee Disclosure	38
Audit Committee Pre-approval Policy	38
Service Fees Paid to the Independent Registered Accounting Firm	38
Report of the Audit Committee	39
Section 16(a) Beneficial Ownership Reporting Compliance	40
Stockholder Proposals for the 2006 Annual Meeting of Stockholders	40
Other Business	40
Appendix A — Director Independence Standards	A-1
Appendix B — Audit and Non-Audit Services Pre-Approval Policy	B-1
Map/Directions to Northwestern University, Thorne Auditorium (Annual Meeting)	Inside Back Cover

PROXY STATEMENT

FOR THE

102nd ANNUAL MEETING OF STOCKHOLDERS OF THE

WM. WRIGLEY JR. COMPANY

TO BE HELD ON TUESDAY, MARCH 8, 2005

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of the Wm. Wrigley Jr. Company (the “Company”) are being mailed on or about February 8, 2005. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 102nd Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Proxy Committee appointed by the Board the authority to vote your shares as you indicate on the proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock or Class B Common Stock of the Company at the close of business on our record date of Friday, January 14, 2005.

How many shares of Common Stock and Class B Common Stock may vote at the Meeting?

As of January 14, 2005, there were 191,331,428 shares of Common Stock and 33,483,014 shares of Class B Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. Each share of Class B Common Stock is entitled to ten votes on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with EquiServe, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “shareholder of record,” you have several choices. You can vote your proxy:

•	By mailing in the enclosed proxy card

•	Over the telephone, or

•	Via the Internet

Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “shareholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a signed proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all 3 nominees for Class III Directors with terms expiring at the 2008 Annual Meeting of Stockholders.

Proposal 2 —
FOR the increase in the authorized shares of Common Stock from 400,000,000 to 1,000,000,000 shares and the increase in the authorized shares of Class B Common Stock from 80,000,000 to 300,000,000 shares.

Proposal 3 —	FOR the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.

Proposal 4 —	AGAINST the shareholder proposal to change the Company’s proxy card.

What are my choices when voting?

Proposal 1 — you may cast your vote in favor of electing the nominees as Directors, or withhold your vote on one or more nominees, or abstain from voting.

Proposal 2, Proposal 3 and Proposal 4 — you may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxy committee will vote your shares as follows:

Proposal 1 —	FOR the election of all 3 nominees for Class III Directors with terms expiring at the 2008 Annual Meeting of Stockholders.

Proposal 2 —
FOR the increase in the authorized shares of Common Stock from 400,000,000 to 1,000,000,000 shares and the increase in the authorized shares of Class B Common Stock from 80,000,000 to 300,000,000 shares.

Proposal 3 —	FOR the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.

Proposal 4 —	AGAINST the shareholder proposal to change the Company’s proxy card.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and will have the same effect as a vote against the matter. Broker nonvotes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy,

•	by signing a later-dated proxy card(s) and submitting your proxy so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s), or

•	by attending the Meeting and voting your shares in person.

What vote is required to approve each proposal?

Each proposal, with the exception of Proposal 2, requires affirmation by a majority of the votes eligible to be cast and which are cast by shareholders who either submit their proxy or attend the meeting, with both Common Stock and Class B Common Stock voting together as a single class.

Proposal 2 requires affirmation by a majority of the votes eligible to be cast and which are cast by shareholders who either submit their proxy or attend the Meeting, with each class voting separately as a class.

Who will count the votes?

Representatives from EquiServe, our transfer agent, will count the votes and serve as our inspectors of election. The inspectors of election will be present at the Meeting.

Who pays the cost of this proxy solicitation?

The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock and Class B Common Stock.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to mailing these proxy materials, certain Directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting please call our Stockholder Relations Department at 1-800-874-0474.

PROPOSAL 1:
Election Of Class III Directors

Composition of the Board

The full Board consists of nine Directors. The Board is divided into three classes, each class having three Directors. The Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one-third of the Directors at each annual meeting.

The current composition of the Board is:

Class III Directors (term expiring at the Meeting)	Penny Pritzker Richard K. Smucker Williamti Wrigley, Jr.

Class I Directors (serving until the 2006 Annual Meeting)	John F. Bard Howard B. Bernick Melinda R. Rich

Class II Directors (serving until the 2007 Annual Meeting)	Thomas A. Knowlton Steven B. Sample Alex Shumate

New Nominee For Election

The election of three Class III Directors will take place at the Meeting. Penny Pritzker, a Class III Director, has decided not to stand for re-election to the Board so that she can devote more time to manage her family’s various businesses. Ms. Pritzker’s decision is solely for personal reasons, there is no conflict of interest with the Company or any disagreement with the Board, the Company’s management or independent auditors.

At its meeting of January 26, 2005, the Board approved the recommendation of the Corporate Governance Committee that the full Board remain comprised of nine Directors and nominated Mr. John Rau, President and Chief Executive Officer of Miami Corporation, to replace Penny Pritzker as a nominee for election as a Class III Director at the Meeting. Mr. Rau was known to, and recommended to the Committee by, two non-employee Directors and the Chief Executive Officer of the Company, and was also among potential candidates identified by an independent search firm. Each incumbent Director interviewed Mr. Rau prior to the Corporate Governance Committee’s recommendation to nominate him as a candidate.

If elected, each of the three Class III Director nominees will serve on the Board until the Annual Meeting in 2008, or until their successors are duly elected and qualified in accordance with the Company’s By-laws. If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the three nominees for election named below will be unable to serve.

Your Board Recommends That Stockholders
Vote FOR All Three Nominees Listed Below.

Nominees For Election as Class III Directors With Terms Expiring at the 2008 Annual Meeting:

John Rau
Age: 57 Nominee to replace Penny Pritzker
Principal Occupation: President and Chief Executive Officer since 2001 and Director since 2002 of Miami Corporation, a private holding company founded in 1917. Formerly Mr. Rau was President and Chief Executive Officer of Chicago Title Corporation and Chicago Title and Trust Company from 1997–2000 and Dean, The School of Business, Indiana University from 1993–1996.
Other Directorships: LaSalle Bank, N.A, Borg Warner Inc., Nicor Inc., and First Industrial Realty Trust, Inc.

Richard K. Smucker
Age: 56 Director since: 1988
Committees:  Chairman of the Audit Committee
Principal Occupation: Co-Chief Executive Officer since 2001, President since 1987, a Director since 1975, and Chief Financial Officer from 2003–2004 of The J.M. Smucker Company, a manufacturer of food spreads, juices and beverages, shortening and oils, and other food-related products.
Other Directorships: The Sherwin-Williams Company

William Wrigley, Jr.
Age: 41 Director since: 1988
Committees:  none
Principal Occupation: Chairman of the Board since 2004, President and Chief Executive Officer of the Company since 1999; Vice President of the Company from 1991 to 1999; Assistant to the President from 1985 to 1992.

Continuing Class I Directors With Terms Expiring at the 2006 Annual Meeting:

John F. Bard
Age: 63 Director since: 1999
Committees: Corporate Governance
Principal Occupation: Senior Vice President from 1991 until 1999 and Executive Vice President from 1999 until 2000, when he retired from the Company.
Other Directorships: Weight Watchers International, Inc. and Sea Pines Associates, Inc.

Howard B. Bernick
Age: 52 Director since: 2001
Committees: Audit; Compensation
Principal Occupation: President and Chief Executive Officer since 1994 of Alberto-Culver Company, a global manufacturer, marketer and distributor of beauty and hair care products.
Other Directorships: Alberto-Culver Company

Melinda R. Rich
Age: 47 Director since: 1999
Committees: Audit; Corporate Governance
Principal Occupation: President of Rich Entertainment Group since 1994; Executive Vice President of Innovation since 1997, and a Director since 1998 of Rich Products Corporation, Buffalo, New York, a multinational, privately-held, family-owned manufacturer and distributor of nondairy and frozen food products.
Other Directorships: M&T Bank Corporation (Buffalo, NY)

Continuing Class II Directors With Terms Expiring at the 2007 Annual Meeting:

Thomas A. Knowlton
Age: 58 Director since: 1996
Committees: Chairman of the Compensation Committee
Principal Occupation: Dean of the Faculty of Business at Ryerson University, Toronto, Canada since 2000. Executive Vice President of the Kellogg Company from 1992 until 1998. President of Kellogg North America from 1994 until 1998.

Steven B. Sample
Age: 64 Director since: 1997
Committees: Compensation; Corporate Governance
Principal Occupation: President of the University of Southern California since 1991.
Other Directorships: Unova, Inc.; AMCAP Fund Inc.; American Mutual Fund, Inc.

Alex Shumate
Age: 54 Director since: 1998
Committees: Audit; Compensation
Principal Occupation: Partner of the law firm Squire, Sanders & Dempsey, L.L.P., resident in Columbus, Ohio, since 1988, and its Managing Partner since 1991.
Other Directorships: Nationwide Financial Services, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines titled “Principles of Corporate Governance” which are available at www.wrigley.com by first clicking “INVESTORS” and then “Corporate Governance.” These principles were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that Board and management interests align with the interests of the stockholders.

Director Independence

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with guidelines it has adopted which include all elements of independence set forth in the New York Stock Exchange listing standards. The Company’s guidelines are attached to this proxy statement as Appendix A and are also appended to the Company’s Principles of Corporate Governance available at the website noted above.

Based on these guidelines, at its meeting held on January 26, 2005, the Board determined that all current non-employee Directors and Mr. John Rau, the nominee to replace Penny Pritzker as a new Class III Director, (i.e. all but Mr. William Wrigley, Jr.) are independent.

Nominations for Directors

Identifying Candidates

The Corporate Governance Committee is responsible for screening potential candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominations for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations must be addressed to the Secretary of the Company at the Company’s headquarters and must be received no later than October 11, 2005, in order to be considered for the next annual election of Directors.

Qualifications

The Corporate Governance Committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed a group of criteria which are designed to describe what qualities and characteristics are desired for the Board as a whole. The full Board conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board remains comprised of members fulfilling the desired complement of talents and expertise for the Board as a whole. No single Director is expected to have each criteria. The Board applies these same criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.

The criteria are reviewed annually by the full Board to ensure they remain pertinent and robust. In general, they require that each Director:

•	have the highest personal and professional ethics, integrity and values

•	consistently exercise sound and objective business judgment, and

•	have a comfort with diversity in its broadest sense.

In addition, it is anticipated that the Board as a whole will have individuals with:

•	significant appropriate senior management and leadership experience

•	a comfort with technology

•	a long-term and strategic perspective, and

•	the ability to advance constructive debate and a global perspective.

Further, it is important for the Board as a whole to operate in an atmosphere where the chemistry between and among the members is a key element.

A complete statement of the criteria is annexed to the Company’s Principles of Corporate Governance available at the website noted on page 8.

Candidate Selection Process

Upon receipt of a shareholder-proposed candidate, the Secretary assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to fulfill by adding or replacing a Director. The Corporate Secretary then develops a Director profile by comparing the current list of criteria with the desired state and with the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Chairman of the Corporate Governance Committee and the Chairman of the Board for discussion. Following this discussion, the profile and the candidate’s materials are forwarded to all Committee members and consideration of the candidate is added as an agenda item for the next Corporate Governance Committee meeting.

Similarly, if at any time the Committee or the Board determines there may be a need to add or replace a Director, the Corporate Secretary, the Corporate Governance Committee Chairman and Chairman of the Board develop a Director profile by comparing the current list of criteria with the desired state. If no candidates are apparent from any source, the Committee will determine the appropriate method to conduct a search.

Regardless of how a candidate is brought to the Corporate Governance Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Board. The chosen candidate(s) is extended an invitation to join the Board. If the candidate accepts, he or she is formally nominated.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing via e-mail at www.compliance-helpline.com. By entering the username WWJC and the password DIRECTORS (both are case sensitive), you are connected to a Wrigley Company branded home page. You may then leave a written message to any one or a combination of Directors. You will also be given the option of entering information on how you can receive a return message.

The Board has instructed the Secretary to review all communications so received (via e-mail or otherwise), and to exercise his discretion not to forward to the Board members correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any Director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Directors.

Code of Ethics

The Company’s Code of Business Conduct, which is the Company’s code of ethics applicable to all Directors, managers and employees worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Business Conduct is available at www.wrigley.com by first clicking on “INVESTORS” and then “Corporate Governance.”

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct relating, among other things, to:

•	Accounting practices, internal accounting controls, or auditing matters and procedures

•	Theft or fraud of any amount

•	Insider trading

•	Performance and execution of contracts

•	Conflicts of interest

•	Violations of securities and antitrust laws, and

•	Violations of the Foreign Corrupt Practices Act

Any employee, stockholder or other interested party can call the following toll-free number to submit a report. This number is operational 24 hours a day, seven days a week:

1-800-210-1458

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his/her duties and to attend all Board, Committee and Stockholders’ meetings. The Board met eight times during 2004, five being regularly scheduled meetings and three unscheduled meetings. All Directors attended at least 75% of the meetings of the Board and of the committees on which they served during the 2004 fiscal year. All Directors attended the Annual Stockholders’ Meeting on March 9, 2004.

Presiding Director and Executive Sessions

In 2004, the Board held four regularly scheduled executive sessions in which only the independent, non-employee Directors were present.

The presiding Director for executive sessions rotates among the Directors in attendance based on service with the Board, beginning in January 2003 with the Director with the most service on the Board at that time. The Board does not believe that it is either necessary or desirable that one particular Director be designated as the lead Director to preside over all executive sessions. The Board is small and collegial and rotation of the presiding Director affords each Director the opportunity to lead in the dialogue and communication among the Directors and with the Chairman of the Board or Chief Executive Officer as the case may be.

Committees of the Board

The Board has three standing Committees to facilitate and assist the Board in the execution of its responsibilities. The Committees are currently the Audit Committee, the Compensation Committee and the Corporate Governance Committee. All the Committees are comprised solely of non-employee, independent Directors in accordance with the New York Stock Exchange listing standards. Charters for each committee are available on the Company’s website at www.wrigley.com by first clicking on “INVESTORS” and then “Corporate Governance.” The table below shows current membership and meeting information for each of the Board Committees for 2004.

Name	Audit	Compensation	Corporate Governance
John Bard			X
Howard B. Bernick	X	X
Thomas A. Knowlton		X*
Penny Pritzker			X* (1)
Melinda R. Rich	X		X (2)
Steven B. Sample		X	X
Alex Shumate	X	X
Richard K. Smucker	X*
Total meetings in fiscal year 2004	6	7	4

*	Committee Chairperson

(1)	Chairperson through the date of this Annual Meeting

(2)	It will be proposed at the Board of Directors meeting immediately following the Annual Meeting to elect Ms. Melinda Rich as Chair of the Corporate Governance Committee

Below is a description of each of the three Committees.

Audit Committee

The Audit Committee has four members and met six times in 2004. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the Securities and Exchange Commission and the New York Stock Exchange rules. The Board has determined that all the members of the Committee are financially literate pursuant to the New York Stock Exchange rules. The Board also has determined that Mr. Smucker, Chairman of the Committee, is the Audit Committee financial expert, within the meaning stipulated by the Securities and Exchange Commission.

The Committee has the responsibility to:

•	Appoint, review and oversee the performance and independence of the independent auditors

•	Review with auditors and approve the plan and scope of the audit and permissible audit related work

•	Pre-approve all audit and permissible non-audit fees

•	Review and approve the guidelines established for the dissemination of financial information

•	Hold meetings periodically with the independent and internal auditors, the Board and management to monitor the adequacy of reporting, internal controls and compliance with Company policies

•	Review consolidated financial statements

•	Review and approve disclosure controls and procedures, and

•	Perform other functions or duties deemed appropriate by the Board.

Details of the Audit Committee responsibilities and other Audit Committee functions are provided in the Audit Committee Charter posted on the above-referenced Company website.

Compensation Committee

The Compensation Committee has four members and met seven times in 2004. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the Securities and Exchange Commission and the New York Stock Exchange rules.

The Committee has the responsibility to:

•	Annually set the base salary, incentive compensation and any other compensation of the Chairman of the Board, President and Chief Executive Officer, as well as those executives reporting to the Chief Executive Officer and Chief Operating Officer

•	Set and administer the terms and policies of the Company’s 1997 Management Incentive Plan, as amended (and underlying programs)

•	Determine annually whether or not an Executive Incentive Compensation Program should be established for the succeeding year, and

•	Perform other functions or duties deemed appropriate by the Board.

Details of other responsibilities of the Committee are provided in the Compensation Committee Charter posted on the above-referenced Company website.

Corporate Governance Committee

The Corporate Governance Committee has four members and met four times in 2004. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the Securities and Exchange Commission and the New York Stock Exchange rules.

The Committee has the responsibility to:

•	Develop qualifications/criteria for selecting and evaluating Director nominees and evaluating current Directors

•	Consider and propose Director nominees for election at the Annual Meeting

•	Select candidates to fill Board vacancies as they may occur

•	Make recommendations to the Board regarding Board committee memberships

•	Develop and generally monitor the Company’s corporate governance guidelines and procedures system, and

•	Perform other functions or duties deemed appropriate by the Board.

Details of other responsibilities of the Committee are provided in the Corporate Governance Committee Charter posted on the above-referenced Company website.

COMPENSATION OF DIRECTORS

Retainer and Fees

Directors who are employees of the Company receive no compensation for services as Directors.

In 2004, non-employee Directors received the following fees:

Annual Cash Retainer	$46,000
Additional fee for each Board committee chair	$5,000
Attendance fee for unscheduled Board or Committee Meetings	$3,000

Directors are subject to a minimum share ownership requirement. They are required to directly own shares or share units of the Company’s Common Stock totaling in value at least two times their annual cash retainer.

The Stock Option Program

Under the Stock Option Program of the 1997 Management Incentive Plan (“MIP”), as amended, each non-employee Director receives a stock option having a calculated Black-Sholes value approximately equal to the non-employee Director’s annual retainer. In May 2004, each non-employee Director received a grant of 2,900 stock options at the fair market price on the date of grant, or $62.28.

The Stock Deferral Program

The Stock Deferral Program for Non-employee Directors (the “Program”) is a program under the MIP. The objective of the program is to:

•	Provide deferred benefits to non-employee Directors

•	Increase the Directors’ beneficial ownership in the Company, and

•	More closely align the Directors’ interest in the long-term growth and profitability of the Company with that of the stockholders.

The major features of the Program are as follows:

•	A deferred stock account is established for each non-employee Director and credited with a number of share units at the beginning of each new fiscal year, i.e., the first business day of every January

•	The value of the share units so credited is equivalent to the annual Board retainer in effect on the last business day of the prior year

•	In accordance with the Program, each non-employee Director’s account was credited with 665 share units on January 3, 2005

•	Each Director earns dividend equivalents on their share units in their stock deferral account

•	The dividend equivalents are granted in the form of additional share units or fractions thereof (equal in value to dividends paid on the Company’s Common Stock)

•	The dividend equivalent share units granted are reinvested in the non-employee Director’s stock deferral account, and

•	Upon retirement or termination of service as a Director, each non-employee Director receives actual shares, either in a lump sum or over a period not to exceed fifteen years as elected in advance by each Director.

The aggregate number of share units held by each non-employee Director appears in the “Common Stock Units” column in the table under the heading “Security Ownership of Directors and Executive Officers” on page 15.

Deferred Compensation Program

The Deferred Compensation Program for Non-employee Directors is a program under the MIP. Under this program, each non-employee Director:

•	May defer up to 100% of his or her total retainer fees

•	Has the option of investing any deferred amounts through a grantor trust either:

1.	in the form of share units (each share unit is equivalent to a share of the Company’s Common Stock), or

2.	money credits deposited in one or more funds offered by the plan’s trustee.

•	May choose to receive the distribution in a lump sum or in equal annual installments over a period not to exceed fifteen years, or a combination of the two.

Amounts deferred under the program are generally distributed to each non-employee Director at the earlier of age 70 or retirement.

Non-Employee Directors’ Death Benefit Plan

The Company maintains a Non-employee Directors’ Death Benefit Plan. Under this plan, a non-employee Director’s beneficiary receives a $250,000 lump sum benefit if death occurs after the Directorship terminates, or $25,000 per year for ten years if death occurs prior to termination. To participate in the plan, a Director must agree to contribute $600 per year for a maximum of ten years. All non-employee Directors participate in this plan. The Company may purchase life insurance policies on the lives of the Directors with the Company as beneficiary to cover obligations for payments under the Plan, but currently has elected to self insure as the most cost effective method of covering future obligations under the Plan.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of Company Common Stock and Class B Common Stock as of January 14, 2005, for each Director and nominee for Director, the Chief Executive Officer, the next four most highly compensated executive officers, and for all Directors and executive officers as a group.

Name	Common Stock (1)	Common Stock Units (2)	Options Currently Exercisable Or within 60 days	Class B Common Stock*
John F. Bard	9,941	13,402	132,200	0
Howard B. Bernick	15,000	6,682	4,200	0
Thomas A. Knowlton	5,000	8,228	4,200	0
John Rau	0	0	0	0
Melinda R. Rich	1,367	6,434	4,200	0
Steven B. Sample	2,000	6,189	4,200	0
Alex Shumate	200	5,484	4,200	0
Richard K. Smucker	7,349	38,293	4,200	0
William Wrigley, Jr.	21,773,957(3)	19,027	269,625	24,705,570	(3)
Ronald V. Waters	5,288	37,195	63,000	0
Peter R. Hempstead	0	46,621	153,000	0
Dushan Petrovich	15,635	11,078	54,250	3,117
Darrell Splithoff	4,373	10,844	69,250	0
All Directors and executive officers as a group – 28	21,989,132(4)	381,473	1,236,475	24,723,732	(4)

(1)	Includes restricted shares held by Directors and executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown. No Director or executive officer, except Mr. Wrigley, Jr., owns more than one tenth of one percent of the total outstanding shares of either class of Common Stock. Mr. Wrigley, Jr. beneficially owns 11.38% of the shares of Common Stock outstanding and 73.79% of the shares of Class B Common Stock outstanding.

(2)	Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under the Deferred Compensation Plan for Non-employee Directors and the Stock Deferral Plan for Non-employee Directors, a complete description of which is set forth under the heading “Compensation of Directors” in this proxy statement, or credited pursuant to deferred compensation elections under various programs of the Company’s 1997 MIP, as amended.

(3)	Includes 20,724,982 shares of Common Stock and 24,225,570 shares of Class B Common Stock held by various trusts for the benefit of Mr. Wrigley, Jr. and/or members of his family and also includes 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock held by a corporation. Mr. Wrigley, Jr. has sole voting and investment power over the shares listed with the exception of 509,664 shares of Common Stock and 254,832 shares of Class B Common Stock as to which Mr. Wrigley, Jr. has shared investment power, 7,378,088 shares of Common Stock and 4,941,338 shares of Class B Common Stock as to which Mr. Wrigley, Jr. has sole voting power pursuant to irrevocable proxies granted to him which terminate on September 25, 2005, but as to which he has no investment power, and 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock as to which Mr. Wrigley, Jr. has sole voting power pursuant to an irrevocable proxy granted to him of indeterminate duration (depending on the occurrence of certain events), but as to which he has no investment power.

Of the total shares shown for Mr. Wrigley, Jr., he disclaims any beneficial interest in 20,659,761 shares of Common Stock and 12,370,319 shares of Class B Common Stock.

According to a Schedule 13D filed by Mr. Wrigley, Jr. on October 21, 2004, in connection with the winding-up and closing of the Estate of William Wrigley (Mr. Wrigley, Jr.’s father) and the distribution of the remaining assets of the Estate, and pursuant to an agreement dated December 1, 2003, among William Wrigley’s children as beneficiaries of the Estate, effective on October 20, 2004: (a) trusts for the benefit of Mr. Wrigley, Jr.’s sister and/or her children transferred all of their shares of Class B Common Stock to trusts for the benefit of Mr. Wrigley, Jr. in exchange for an equal number of shares of Common Stock; (b) a trust for the benefit of Mr. Wrigley, Jr., Mr. Wrigley, Jr.’s brother and Mr. Wrigley, Jr.’s sister transferred all of its shares of Class B Common Stock to a trust for the benefit of Mr. Wrigley, Jr. in exchange for an equal number of shares of Common Stock, which trust for the benefit of Mr. Wrigley, Jr., his brother and his sister transferred certain of those shares of Common Stock to a revocable trust for the benefit of Mr. Wrigley, Jr., a revocable trust for the benefit of his brother, and his sister; (c) a trust for the benefit of Mr. Wrigley, Jr. and his sister transferred certain shares of Common Stock to a trust for the benefit of Mr. Wrigley, Jr.’s sister and transferred certain shares of Class B Common Stock to a trust for the benefit of Mr. Wrigley, Jr.; and (d) Mr. Wrigley, Jr. resigned as trustee or co-trustee, as the case may be, of trusts for the benefit of Mr. Wrigley, Jr.’s sister and/or her children. Upon such resignations, Mr. Wrigley, Jr. no longer had voting or dispositive power over the shares of Common Stock held by such trusts, which shares were included in the table above in prior years. In addition, it is possible that the irrevocable proxy held by Mr. Wrigley, Jr. with respect to 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock included in the table above may be terminated under certain circumstances.

(4)		Includes 512,225 shares of Common Stock and 254,904 shares of Class B Common Stock over which members of the group share voting or investment power.

	*	Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Assuming conversion of the shares of Class B Common Stock into shares of Common Stock, the percentage of Common Stock owned beneficially would be 21.51% for Mr. William Wrigley, Jr. and 22.19% for all Directors and executive officers as a group. No other individual named or member of the group would own beneficially more than 0.10% of the Common Stock as a result of the conversion.

Security Ownership of Certain Beneficial Owners

As of January 14, 2005, the Company’s records and other information available from outside sources indicated that the following stockholders were beneficial owners of more than five percent of the outstanding shares of the Company’s Common Stock or Class B Common Stock. The information below is as reported in their filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than 5% of either class of the Company’s Common Stock. Due to their substantial stock holdings, the below-listed stockholders may each be deemed a “control person” of the Company under applicable regulations of the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership
	Common Stock*		Class B Common Stock
Name	Shares	Percent of Class	Shares	Percent of Class
William Wrigley, Jr. (1) 410 N. Michigan Avenue Chicago, Illinois 60611	22,043,582	11.52	24,705,570	73.79
Alison Wrigley Rusack (2) 1825 Ballard Canyon Road Solvang, California 93463	12,060,585	6.30	800,000	2.39
William J. Hagenah III (3) One Northfield Plaza Northfield, Illinois 60693	8,064,308	4.21	5,306,878	15.85
Citigroup Inc. 399 Park Avenue New York, NY 10043	10,521,902	5.50	0	0

(1)	The shares listed in the table above include 20,724,982 shares of Common Stock and 24,225,570 shares of Class B Common Stock held by various trusts for the benefit of Mr. Wrigley, Jr. and/or members of his family and 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock held by a corporation. Mr. Wrigley, Jr. has sole voting and investment power over the shares listed with the exception of 509,664 shares of Common Stock and 254,832 shares of Class B Common Stock as to which Mr. Wrigley, Jr. has shared investment power, 7,378,088 shares of Common Stock and 4,941,338 shares of Class B Common Stock as to which Mr. Wrigley, Jr. has sole voting power pursuant to irrevocable proxies granted to him which terminate on September 25, 2005, but as to which he has no investment power, and 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock as to which Mr. Wrigley, Jr. has sole voting power pursuant to an irrevocable proxy granted to him of indeterminate duration (depending on the occurrence of certain events), but as to which he has no investment power. Of the total shares shown for Mr. Wrigley, Jr., he disclaims any beneficial interest in 20,659,761 shares of Common Stock and 12,370,319 shares of Class B Common Stock.

According to a Schedule 13D filed by Mr. Wrigley, Jr. on October 21, 2004, in connection with the winding-up and closing of the Estate of William Wrigley (Mr. Wrigley, Jr.’s father) and the distribution of the remaining assets of the Estate, and pursuant to an agreement dated December 1, 2003, among William Wrigley’s children as beneficiaries of the Estate, effective on October 20, 2004: (a) trusts for the benefit of Mr. Wrigley, Jr.’s sister and/or her children transferred all of their shares of Class B Common Stock to trusts for the benefit of Mr. Wrigley, Jr. in exchange for an equal number of shares of Common Stock; (b) a trust for the benefit of Mr. Wrigley, Jr., Mr. Wrigley, Jr.’s brother and Mr. Wrigley, Jr.’s sister transferred all of its shares of Class B Common Stock to a trust for the benefit of Mr. Wrigley, Jr. in exchange for an equal number of shares of Common Stock, which trust for the benefit of Mr. Wrigley, Jr., his brother and his sister transferred certain of those shares of Common Stock to a revocable trust for the benefit of Mr. Wrigley, Jr., a revocable trust for the benefit of his brother, and his sister; (c) a trust for the benefit of Mr. Wrigley, Jr. and his sister transferred certain shares of Common Stock to a trust for the benefit of Mr. Wrigley, Jr.’s sister and transferred certain shares of Class B Common Stock to a trust for the benefit of Mr. Wrigley, Jr.; and (d) Mr. Wrigley, Jr. resigned as trustee or co-trustee, as the case may be, of trusts for the benefit of Mr. Wrigley, Jr.’s sister and/or her children. Upon such resignations, Mr. Wrigley, Jr. no longer had voting or dispositive power over the shares of Common Stock held by such trusts, which shares were included in the table above in prior years. In addition, it is possible that the irrevocable proxy held by Mr. Wrigley, Jr. with respect to 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock included in the table above may be terminated under certain circumstances.

See footnote 1 on page 15. Common Stock total above-mentioned includes Exercisable Options (see table on page 15) and excludes the nonvoting Common Stock Units (see footnote 2 on page 15).

(2)	Of the shares listed, Ms. Rusack has sole voting power over 10,460,585 shares of Common Stock and 0 shares of Class B Common Stock, sole investment power over 11,420,585 shares of Common Stock and 480,000 shares of Class B Common Stock, and shared voting and investment power over 640,000 shares of Common Stock and 320,000 shares of Class B Common Stock. Of the total shares shown for Ms. Rusack, she disclaims beneficial interest in 640,000 shares of Common Stock and 320,000 shares of Class B Common Stock.

(3)	Of the shares listed, Mr. Hagenah III has sole voting power over 46,220 shares of Common Stock and 45,540 shares of Class B Common Stock, sole investment power over 7,424,308 shares of Common Stock and 4,986,878 shares of Class B Common Stock, and shared voting and investment power over 640,000 shares of Common Stock and 320,000 shares of Class B Common Stock. Of the total shares shown for Mr. Hagenah III, he disclaims beneficial ownership of 6,173,566 shares of Common Stock and 4,026,005 shares of Class B Common Stock.
* Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock into shares of Common Stock on a share-for-share basis. In such event, the percentage of Common Stock beneficially owned would be 21.64% for Mr. William Wrigley, Jr., 6.69% for Ms. Alison Wrigley Rusack, and 6.80% for Mr. William J. Hagenah III.

In addition to the shareholders set forth on page 17, Mercer Trust Company (formerly Putnam Fiduciary Trust Company) holds 4,062,558 shares (2.12%) of Common Stock and 523,760 shares (1.56%) of Class B Common Stock as Trustee (the “Trustee”) under the Wrigley Savings Plan (the “WSP”). In accordance with the terms of the WSP, the Trustee must vote the shares as directed by proxies submitted by participants.

PROPOSAL 2

Proposal To Amend Article FOURTH Of The Company’s Second Restated Certificate Of Incorporation To Increase The Number Of Authorized Shares Of Common Stock And Class B Common Stock

General

At its meeting of January 26, 2005, the Company’s Board of Directors unanimously approved and recommended for adoption by the stockholders an amendment to Article FOURTH of the Company’s Second Restated Certificate of Incorporation (“Article FOURTH”) which would increase the number of authorized shares of Common Stock, no par value, from 400,000,000 to 1,000,000,000 shares and (ii) increase the number of authorized shares of Class B Common Stock, no par value, from 80,000,000 to 300,000,000 shares. While the proposed amendment to Article FOURTH will affect the number of shares of Common Stock and Class B Common Stock authorized to be issued, no rights, preferences, powers, qualifications, limitations or restrictions as currently exist for any of the classes of stock will be affected in any way by the proposed amendment.

Background and Purpose of the Proposed Amendment

As of January 14, 2005, there were 191,331,428 shares of Common Stock and 33,483,014 shares of Class B Common Stock issued and outstanding. No shares of Preferred Stock are issued or outstanding. There were 7,626,536 shares of Common Stock held in the treasury and 33,483,014 shares of Common Stock reserved for issuance upon the conversion of the outstanding shares of Class B Common Stock. Therefore, the Company had only 175,185,558 shares of Common Stock (including treasury shares) and 46,516,986 shares of Class B Common Stock available for future issuance as of January 14, 2005. Additionally, there are 20,000,000 shares of Preferred Stock, no par value, authorized by Article FOURTH, all of which are undesignated, unissued and 1,000,000 of which are reserved for issuance under the Company’s Stockholder Rights Plan (for more information on this plan, see the material on page 21 entitled “Preferred Share Purchase Rights”).

The Board believes the proposed increase in authorized shares of Common Stock and Class B Common Stock is in the best interests of the Company and its stockholders. If adopted it would give the Company sufficient shares to issue, and the Board sufficient latitude to act in a timely fashion, without the delay of calling and holding a special shareholders meeting, to take advantage of market and/or business opportunities such as stock splits, stock dividends, financings, acquisitions or other corporate business.

Description of Common Stock and Class B Common Stock

Each share of Common Stock and Class B Common Stock is equal in respect of rights to dividends and other distributions in cash, stock or property of the Company (including distributions in liquidation), and neither the Common Stock nor the Class B Common Stock carries preemptive rights. However, the two classes of common stock differ in several respects as is more fully described below.

The Common Stock is entitled to one vote for each share outstanding on all matters, and the Class B Common Stock is entitled to ten votes for each share outstanding on all matters. Except as set forth below, all actions submitted to a vote of stockholders (including the election of Directors) are voted on by holders of Common Stock and Class B Common Stock (as well as shares of Preferred Stock, if any, entitled to vote thereon), voting together as a single class. The Company’s Second Restated Certificate of Incorporation does not permit cumulative voting.

Matters Requiring Simple Majority Vote of Each Class of Common Stock

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and of the Class B Common Stock (as well as shares of Preferred Stock, if any, entitled to vote thereon), each voting separately as a class, is required to:

(1)	authorize additional shares of either class of common stock

(2)	approve amendments to the Company’s Second Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective class of stock so as to affect them adversely, and

(3)	approve such other matters as may require class votes under the General Corporation Law of the State of Delaware.

Matters Requiring Supermajority Vote of Each Class of Common Stock

The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock and of the Class B Common Stock (as well as shares of outstanding Preferred Stock, if any, entitled to vote thereon), each voting separately as a class, is required to authorize:

(i)	any merger or consolidation of the Company with or into any other corporation

(ii)	any sale, lease, exchange or other disposition of all or substantially all of the Company’s assets to or with any other person

(iii)	any dissolution of the Company

(iv)	any amendment to the provisions of Article FOURTH of the Company’s Second Restated Certificate of Incorporation which provides for the affirmative vote of two-thirds of the outstanding shares of both classes of common stock, each voting separately as a class, or

(v)	any substantive amendment to Section 3.13 of the Company’s By-Laws, relating to the composition of the Board of Directors or of the Corporate Governance and Audit Committees.

For purposes of sub-paragraphs (i) and (ii) above, the holders of Common Stock and of Class B Common Stock are not entitled to vote separately as a class on any such matter if the other party to such merger or other transaction is a majority-owned subsidiary of the Company.

Restrictions on Transferability of Class B Common Stock

Article FOURTH further provides that Class B Common Stock is generally not transferable. However, each holder of Class B Common Stock has the right at any time to convert each such share into one share of Common Stock, which shares are fully transferable. In addition, the Class B Common Stock is transferable by a holder to or among “Permitted Transferees,” which are principally the Class B stockholder’s spouse or children (including adopted children); any lineal descendant of a great grandparent of such Class B stockholder (and their spouses); an executor, administrator, guardian or conservator of the Class B stockholder; trusts for the sole benefit of the Class B stockholder’s family members; and certain types of charitable and other organizations.

Conditions for the Issuance of Additional Shares of Common Stock and Class B Common Stock

The Company may not issue additional shares of Class B Common Stock except in connection with stock splits, stock dividends or similar distributions. In addition, the Company’s Board of Directors may not declare a stock split or dividend on the Class B Common Stock without declaring a similar stock split or dividend on the Common Stock.

Automatic Conversion of Class B Common Stock to Common Stock

If at any time the aggregate number of outstanding shares of Class B Common Stock beneficially owned by holders of Class B Common Stock, as reflected on the stock transfer records of the Company, falls below 10% of the aggregate number of outstanding shares of Common Stock and Class B Common Stock, then each share of Class B Common Stock will automatically be converted into one fully paid share of Common Stock.

Description of Preferred Stock

In the event shares of Preferred Stock would be issued, the Board of Directors would have the authority to divide the Preferred Stock into one or more series and to determine the relative rights, preferences and limitations of each series within the limits established under Delaware law. The Company’s Board of Directors is expressly authorized to determine by resolution the following with respect to each series:

(a)	the number of shares to constitute each series

(b)	the voting rights, if any, of the shares

(c)	the redemption provisions, if any, of the shares

(d)	the dividend rights

(e)	the liquidation rights

(f)	whether the shares are convertible or exchangeable for other securities and, if so, the prices or rates of such exchanges (including any adjustments thereto)

(g)	whether the shares are to be subject to a sinking or purchase fund

(h)	whether the shares are entitled to the benefit of conditions or restrictions on certain actions of the Company, and

(i)	such other provisions as shall not be inconsistent with law or the Second Restated Certificate of Incorporation.

Except for the foregoing rights and preferences, which may be fixed by the Company’s Board of Directors without further stockholder approval, all outstanding shares of Preferred Stock would be identical. Such shares would be senior to the Common Stock and Class B Common Stock as to the payment of dividends and would be entitled to preferences over the Common Stock and Class B Common Stock upon the liquidation or winding up of the affairs of the Company for payment of the amount, if any, to be distributed to the holders of Preferred Stock as determined by the Board of Directors.

Preferred Share Purchase Rights

Pursuant to the Shareholder Rights Plan adopted by the Board on May 23, 2001, the Board distributed a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock and Class B Common Stock. Each Right entitles the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, no par value per share (the “Preferred Shares”), of the Company at a purchase price of $250.00 per one one-thousandth of a Preferred Share. The details of the Shareholder Rights Plan are annexed as Exhibit A to the Company’s Second Restated Certificate of Incorporation filed with the Company’s Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2002, and can be accessed on the Company’s website at www.wrigley.com by first clicking on “INVESTORS” and then “SEC Filings”.

Preferred Shares, if issued pursuant to the Shareholder Rights Plan, would be senior to the Common Stock and Class B Common Stock as to the payment of dividends and would be entitled to preferences over the Common Stock and Class B Common Stock upon the liquidation or winding up of the affairs of the Company for payment of the amount, if any, to be distributed to the holders of Preferred Stock as determined by the Board of Directors.

Possible Advantages of the Proposed Amendment

Although there are no current plans to issue further shares of any class of stock other than issuances which may be made pursuant to existing employee benefit plans and upon the conversion of Class B Common Stock, the Board of Directors believes the proposal to increase the number of authorized shares of the Common Stock and Class B Common Stock is in the best interests of the Company and its stockholders. If the proposed amendment to Article FOURTH is approved by the stockholders, the Company would have additional shares available for issuance, and the Board would have the flexibility to act in a timely manner to take advantage of favorable market conditions and other opportunities with respect to stock splits, stock dividends, financings, acquisitions or other corporate business, subject to Delaware law, the rules of any national securities exchange on which the shares of Common Stock are listed at the time, or other applicable laws or regulations as may be in effect from time to time. Such availability of an increased number of authorized shares will eliminate the delays and expense involved in first conducting a special meeting of stockholders in order to issue additional shares when needed.

As indicated above, additional shares of Class B Common Stock may not be issued except in connection with stock splits, stock dividends or similar distributions with respect to both classes of common stock. There are no commitments relating to the issuance of additional shares at this time except those shares of Common Stock to be issued upon conversions of Class B Common Stock or pursuant to the Company’s employee benefit plans (which shares are generally issued from the Company’s treasury or purchased on the open market). The Company does, from time to time, investigate possible acquisitions, but it is not possible to state whether any such acquisition will materialize or, if so, whether the issuance of additional stock would be desirable or required.

Possible Disadvantages of the Proposed Amendment

Although it is not the purpose of the proposed amendment to Article FOURTH, the unissued and unreserved shares of Common Stock (as well as any shares of Common Stock as may be held in the treasury) could be used by the Board in an attempt to discourage or make more difficult a change in control of the Company or otherwise be used to defend against a merger or takeover attempt, even though stockholders may deem such change in control or takeover desirable. For example, additional shares of Common Stock could be issued by the Company through private placement, thereby diluting the stock ownership of all existing stockholders (including that of management and of persons seeking to obtain control of the Company) and increasing the cost of acquiring a given percentage of the Company’s outstanding stock. The Board has no knowledge of any effort by any person or group to obtain control of the Company.

Depending on the purpose, terms and conditions of any issuance of stock, the issuance of additional shares of Common Stock could have the effect of diluting earnings and book value per share of both the Common Stock and the Class B Common Stock and the stockholders’ proportionate interests in the Company. In addition, stock splits or dividends on the Common Stock and the Class B Common Stock will have an effect on the relative voting power of the classes of common stock as to matters, which are voted on by holders of the Common Stock and the Class B Common Stock voting together as a single class. However, as indicated above, extraordinary matters require the affirmative vote of both classes of common stock, each voting separately by class.

Other Anti-Takeover Provisions

In addition to provisions discussed above, the following are provisions in the Company’s Second Restated Certificate of Incorporation that can have a deterring effect on a takeover bid of the Company:

•	the Rights issued under the Shareholder Rights Plan may deter an unsolicited takeover attempt by increasing the cost of such attempt. In addition, the Preferred Shares issued in connection with the exercise of the Rights would result in the dilution of the stock ownership of existing stockholders including the takeover bidder

•	the provision of a classified board could deter a takeover bid because of the increased amount of time required to obtain control of the Company without the cooperation of the Board, even if the takeover bidder were to acquire a majority of the voting power of the Company’s Common Stock and Class B Common Stock, as the takeover bidder would have to wait for at least three Annual Meetings before it can replace the entire Board with a new slate of Directors

•	the authority of the Board to specify the number of Directors which constitute the full Board to be between three and eleven Directors, in conjunction with the classified board provision, can deter a takeover bid because of the increase in the time to secure control of the Board without the cooperation of the Board, and

•	the requirement that stockholder actions be taken at a meeting and not by written consent could deter a takeover bid because of the time it will take to properly convene an extraordinary meeting of stockholders as against written consent of the stockholders, which is easier and quicker to obtain.

Text of Proposed Amendment

Only the first paragraph of Article FOURTH of the Company’s Second Restated Certificate of Incorporation is proposed to be amended. All of the other provisions of Article FOURTH will remain unchanged. If the proposed amendment is approved by the stockholders, the first paragraph of Article FOURTH will be as follows:

1.	AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is one billion three hundred twenty million (1,320,000,000), consisting of one billion (1,000,000,000) shares of Common Stock (“Common Stock”), three hundred million (300,000,000) shares of Class B Common Stock (“Class B Common Stock”) and twenty million (20,000,000) shares of Preferred Stock (“Preferred Stock”), all of which shall be without par value.

Required Vote

The proposed amendment to Article FOURTH of the Second Restated Certificate of Incorporation requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock and Class B Common Stock, each voting separately by class.

The Board Of Directors Recommends That Stockholders
Vote FOR The Proposed Amendment To Article FOURTH Of The
Company’s Second Restated Certificate Of Incorporation

PROPOSAL 3

The Ratification of Appointment of Ernst & Young LLP
as the Company’s Independent Auditors

At its meeting of October 26, 2004, the Audit Committee recommended and approved the appointment of Ernst & Young LLP as independent auditors to examine the consolidated financial statements of the Company for the year ending December 31, 2005. The Company is seeking the stockholders’ ratification of such action.

It is expected that representatives of Ernst & Young LLP will attend the Meeting and be available to make a statement or respond to appropriate questions.

Your Board And The Audit Committee Recommend That Stockholders
Vote FOR The Ratification of Appointment Of
Ernst & Young LLP As Independent Auditors.

PROPOSAL 4

Stockholder Proposal

Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057-2717, owner of record of 600 shares of the Company’s Common Stock, has submitted a letter to the Company requesting the following proposal be included in this proxy material and be voted on by the stockholders:

Stockholder Proposal and Supporting Statement

“I, Robert D. Morse, of 212 Highland Ave., Moorestown, NJ 08057-2717, propose that Management and Directors return the word “Against” to all voting cards for the Year 2005 meeting.

“REASONS: As you vote, keep in mind that “Against” was removed from most all proxy ballots about 1975, but ONLY in the vote for DIRECTORS BOX. Most major companies registered in DE, MD, NJ, NY, and VA have explained that shareowners might be “confused” that they would be voting “Against” when they have no right to if voting under “Plurality”—Contrived Rules adopted by those States and Corporate Registrants therein. Under this system any nominee can be elected with even one vote “For” if that many are listed as available for the number of directors requested.

“You are denied “The Right of Dissent” a violation of the Constitution, and/or The Bill of Rights. Insist on a return to Democracy, not a power grab. Example: In year 2003 the CEO of Exxon Mobile Corp. gained $28 million as a result of the process. Since Management nominates the Directors, might this not come under a “conflict of interest” interpretation? These are YOUR assets being diverted for mostly Management’s gain.

“Ford Motor Company agreed to return “Against” two years ago, showing the American Way spirit as a fine U.S. Corporation.

“By voting out company nominated directors, your say has an effect on rejecting Directors who defy your wishes to reduce Management’s outlandish remuneration. Remember that the Product or Services, and its Advertising and Acceptance are the source of income. A fair stated salary and minimal perks are sufficient to maintain a good life style, not an exorbitant one that they desire.

“Thank you All for accepting this good advice for the proper conduct of the Company.

Robert D. Morse”

Board of Directors’ Statement in Opposition

From the fashion the proposal is presented it may not be entirely clear what is intended but, based on his prior proposals, we believe it is apparent that Mr. Morse is again requesting that the Company’s proxy cards distributed to stockholders in connection with annual meetings be changed so that the word “Against” is substituted for the word “Withhold” in relation to voting on the election of Directors.

For many years the Company’s proxy cards have provided that stockholders can either (i) vote “For” all nominees (except any nominee(s) that the stockholder may specifically identify in the provided space) or (ii) “Withhold” authority to vote for all nominees. This format is consistent with the General Corporation law of the State of Delaware and the form of proxy card used by many publicly traded companies. It also complies with the regulations of the Securities and Exchange Commission which provide that stockholders be given the opportunity to vote “For” directors or to have their shares withheld from voting. Furthermore, and contrary to Mr. Morse’s assertions, votes withheld do have the same effect as a vote “Against” the Directors. This has been noted in all previous proxy statements and is noted on page 3 of this Proxy Statement under the caption “How are votes withheld, abstentions and broker non-votes treated?”

The Board believes the voting procedure is clearly stated in the Company’s proxy card and proxy statement, is in conformance with common practice and with state and federal laws, provides stockholders with a full range of voting choices, and that it is totally unnecessary to make any change to the Company’s proxy card.

Your Board Recommends That Stockholders Vote AGAINST Proposal 4

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Compensation Committee provides stewardship over the Company’s compensation and benefit programs, including responsibilities related to the compensation of executives to ensure consistency with the Company’s compensation philosophy. The Committee’s Chairman reports the Committee’s recommendations and actions to the full Board. Independent Advisors and the Company’s People, Learning & Development Department (Human Resources) support the Committee in its duties and, along with the CEO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Committee has the authority to retain and terminate advisors, consultants and agents to assist in the fulfillment of the Committee’s responsibilities.

The Committee has, among other duties, responsibility for:

•	establishing, implementing and continually monitoring adherence with the Committee’s total compensation philosophy

•	assuring that total compensation paid to executive officers is fair, reasonable and competitive

•	establishing the base salary, incentive compensation and any other compensation of the Company’s Chairman of the Board, President and Chief Executive Officer and reviewing and approving the Chairman of the Board’s and Chief Executive Officer’s recommendations for the compensation of certain executive officers reporting to the Chief Executive Officer and Chief Operating Officer

•	determining annually whether or not an Executive Incentive Compensation Program should be established for the succeeding year

•	setting and administering the terms and policies of the Company’s Management Incentive Plan (“MIP”) and the programs thereunder, i.e., the Executive Incentive Compensation Program, Stock Award Program, Stock Option Program and Long-Term Stock Grant Program, and

•	monitoring the Company’s management incentive and stock-based compensation, retirement and welfare based plans, discharging the duties imposed on the Committee by the terms of those plans, and recommending to the Board for its approval matters related to the approval of new or amended plans.

Compensation Philosophy

The Committee’s compensation philosophy is based on the:

•	recognition that the Company operates in a competitive environment and that both performance and compensation should be evaluated to ensure the Company remains competitive and maintains its ability to attract and retain superior key employees

•	belief that the most effective executive compensation program is one that provides incentives to achieve specific annual, long-term and strategic goals of the Company, and aligns executive’s interests with those of the stockholders with the ultimate objective of improving stockholder value, and

•	belief that executive compensation should include both cash and stock-based programs that reward performance as measured against these goals.

Setting Executive Compensation

Based on the foregoing philosophy, the Committee:

•	has structured the Company’s annual and long-term incentive-based cash and equity executive compensation to encourage and reward a high performance environment, achievement, initiative, innovation, communication and teamwork

•	has engaged an outside global human resources consulting firm to conduct an annual review of its total compensation program for the CEO, executive officers and other select executives and, in establishing its pay levels, the Committee compares each element of compensation relative to a group of approximately twenty-five food and consumer products companies

•	reviews a summary of all elements of total compensation when making decisions regarding any one element of compensation such as base salary, annual incentives or long-term incentives, and

•	requires key employees to own and retain shares of the Company’s Common Stock so their interests more directly align with those of the stockholders, and, to this end, elected officers are subject to a minimum share ownership guideline requiring them to own shares or share units totaling in value ranging from one times to five times base salary, depending on the executive’s position and accountability.

Base Salaries

The Committee applies the same principles used for all salaried employees in setting the base salary range of the Chief Executive Officer and other senior executive officers to ensure that salaries are fairly and competitively established. Base salary ranges are determined for each such executive based on their position and responsibilities and using market data from independently obtained salary surveys. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 125% of the competitive base salary established for each range. During its review of base salaries for executives, the Committee primarily considers:

•	the Company’s overall performance (including, but not limited to, unit sales, earnings growth, and total stockholder return)

•	adherence to the Company’s strategic plan, the development of sound management practices, and

•	the succession of skilled personnel for key positions.

Management Incentive Plan

The MIP was approved by stockholders at the 1997 Annual Meeting and amended by the stockholders at the 2002 and 2004 Annual Meetings. The MIP gives the Committee the latitude to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by Directors and key employees, encourage the promotion of stockholder value and allow the key employees to participate in the long-term growth and profitability of the Company. Worldwide, the Company currently has approximately 550 key employees and Directors who are eligible to receive awards under one or more of the programs.

For stock-based programs under the MIP, the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units, performance bonuses, or any combination. In granting these awards, the Committee will establish any conditions or restrictions, as appropriate. All awards of shares of the Company’s stock, stock options or share units under the MIP Programs are at the fair market value at the time of the award.

Executive Incentive Compensation Program

The Executive Incentive Compensation Program (“EICP”) is an annual cash incentive program under the MIP. At its October meeting of each year, the Committee considers whether an EICP should be established for the succeeding year and, if so, approves those key associates eligible to participate in the EICP for the ensuing year. The EICP is designed to:

•	promote initiative and creativity in the achievement of annual corporate and unit goals

•	encourage the attainment of high personal performance by key executives and managers

•	foster effective teamwork, and

•	assist the Company to attract and retain highly skilled managers and competitively reward them with variable performance-measured cash compensation, without inflating base salaries.

Deferrals under the EICP

Participants may defer all or any part of their EICP award and have such amounts credited to their deferral account as share units or money credits, or a combination of both, in accordance with procedures set forth in the deferral program under the EICP.

Awards Under EICP for 2003

At its meeting in February 2004, the Committee reviewed performance versus goals for the year ended December 31, 2003, and determined that the award for 2003 performance was above the established target award for the global strategic and operational goals element. The Committee reviewed achievement of personal performance and any business unit goals of the Chairman of the Board and CEO and the executive officers reporting to him or the Chief Operating Officer. Awards made at that meeting to the Chief Executive Officer and the next four most highly compensated executive officers are shown in column (d) of the Summary Compensation Table on page 32 as 2003 compensation.

EICP for 2004

At its October 20, 2003 meeting, the Committee approved an EICP program and participants for 2004. Awards, if any, under the 2004 EICP have not been determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2006 Annual Meeting.

The EICP for 2004 includes various incentive levels based on the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary and range from 15% of base salary up to 110% for the CEO. Awards for actual performance, if earned, may range from 50% below to 100% above the established target award.

Each participant, including the CEO, is assigned performance elements based on the participant’s accountability and impact on overall operations. These performance elements for each participant are weighted as follows:

1.Personal performance	25%
2.Business unit goal (if assigned)	25–50%
3.Company global strategic and operational goals	25–75%

Under the EICP for 2004, the global strategic and operational performance element was made up of three parts in terms of relative weights as follows:

1. Unit volume	25%
2. Earnings per share	50%
3. A combined return on invested capital and sales growth	25%

EICP for 2005

The Committee approved an EICP for fiscal year 2005 at its October 25, 2004, meeting. Any awards to be made under the EICP for performance in 2005 will be determined and paid by the Committee in February 2006 and will be reported in the Proxy Statement for the 2007 Annual Meeting.

Stock Award Program

The Company provides stock awards to select EICP participants whose annual bonus represents a significant portion of their total annual compensation. Stock awards supplement benefits received under the Company’s Retirement Plan (which covers only base salary) to provide a competitive level of retirement benefits based on an executive’s total cash compensation. Under the Program, participants may be awarded shares of the Company’s Common Stock comparable in value to the present value of 1.5% of the participant’s average EICP award received in the prior three years multiplied by such participant’s years of service, and reduced by the present value of prior awards under this program.

Stock Award	=	[	1.5%	×	Average EICP awarded to the participant in prior 3 yrs	×	]	-	Present value of prior Stock Awards

Additionally, those EICP participants who are not eligible to participate in the Wrigley Savings Plan, a typical defined contribution plan for all employees, are instead eligible to receive an award of the Company’s Common Stock equal to 5% of their base salary.

Participants who receive shares under this Program may elect to receive or reinvest dividends on the shares awarded, with the shares being retained in the Company’s custody and subject to restriction on sale or transfer until one year after termination of employment, unless due to death, disability or retirement. Alternatively, participants may elect to defer all or any portion of this benefit in the form of share units.

At its meeting in February 18, 2004, the Committee awarded stock grants under the Stock Award Program for fiscal year 2003. Awards granted to the Chief Executive Officer and the next four most highly compensated executives for fiscal year 2003 appear in column (f) of the Summary Compensation Table on page 32 as 2003 compensation. Awards, if any, for 2004 service have not been determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2006 Annual Meeting.

Long-Term Stock Grant Program

The Long-Term Stock Grant Program was established in January 1993. This program encourages participants to focus on long-term corporate performance and provides another opportunity for executive officers and certain designated key employees to increase their stake in the Company through grants of Common Stock based on a five-year performance cycle.

Features

The essential features of this program include:

•	performance is measured by the ratio of the Company’s total stockholder return to the total stockholder return for the S&P 500 Packaged Food and Meats Group Index for the applicable five-year performance period

•	target stock grant opportunities are determined based on market data and vary based on an individual’s position with the Company

•	actual awards, if earned, range from 50% below to 50% above target depending on performance

•	aggregate value of shares awarded to all participants for a specific period cannot exceed two percent (2%) of the Company’s average annual growth in total stockholder value during any such period

•	awards are earned at the target level if the Company’s total stockholder return equals the S&P 500 Packaged Food and Meats Group Index total stockholder return for such period. The chart on page 37 shows a five-year comparison of total stockholder return for the Company versus the S&P 500 Packaged Food and Meats Group and S&P 500 Composite Index for 1999–2004, and

•	alternatively, participants may elect to defer receipt of all or any portion of their awards in the form of share units. Participants may transfer any amount deferred in share units to other investment options available under a grantor trust. Participants who elect to defer any portion of their grant are entitled to dividend equivalents (which are reinvested as share units), but do not have voting rights for the share units deferred

Awards for the Five-Year Cycle Ended 2003

At its meeting in February 2004, the Committee determined that the performance ratio of the Company’s total shareholder return to the total shareholder return for the S&P 500 Packaged Food and Meats Index Group for the five-year cycle 1999–2003 exceeded the target level and resulted in an award above target. Awards for the 1999–2003 cycle to the Chief Executive Officer and the next four most highly compensated executive officers appear in column (h) of the Summary Compensation Table on page 32 as 2003 compensation.

Approval of Awards for the Five-Year Cycle Ending 2004

Awards, if any, for the five-year cycle 2000-2004, have not been determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2006 Annual Meeting.

Approval of New Performance Cycle

In February 2004, the Committee approved a grant under this program for the 2004–2008 performance cycle, as indicated in the Long-Term Stock Grant Program table on page 35.

Wrigley Stock Option Program

The Wrigley Stock Option Program was established in May 1999. Stock options have value only if the share price increases over the grant price. This program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation

•	provide an opportunity for increased equity ownership by the executives, and

•	maintain competitive levels of total compensation.

Stock option grants are determined on market data and vary among participants based on their positions with the Company. In 2004, options were granted at an average market price of $62.32 on the date of grant. The majority of the options vest at a rate of 25% per year over the first four years of the ten-year option term. Vesting and exercise rights cease upon termination of employment except in the case of death (subject to a one year limitation), disability or retirement.

Information regarding stock options granted to or exercised by the Chief Executive Officer and the next four most highly compensated executive officers in 2004 is shown in the tables titled “Option/ SAR Grants in Last Fiscal Year” and “Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values” on page 34.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s Chief Executive Officer or is among one of the four other most highly compensated officers for that taxable year as reported in the Summary Compensation Table on page 32. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation.

The Company believes that compensation paid under its MIP is generally fully deductible for federal income tax purposes. However, in certain situations the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

THE COMPENSATION COMMITTEE

Thomas A. Knowlton, Chairman
Howard B. Bernick
Steven B. Sample
Alex Shumate

Summary Compensation Table

The following table sets forth the total cash and non-cash compensation in each of the last three years ended December 31 for the Company’s Chief Executive Officer and the next four most highly compensated executive officers.

		Annual Compensation			Long-Term Compensation Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other ($)(2)	Restricted Stock Awards($)(3)	Securities Underlying Options(#)(4)	LTIP Payouts ($)(5)	All Other ($)(6)
William Wrigley, Jr. Chairman of the Board, President & CEO	2004 2003 2002	1,196,667 985,000 825,000	— 1,556,300 1,086,938	229,312 295,651 261,907	— 276,707 241,569	190,000 190,000 115,000	— 907,467 632,825	-0- 170,000 -0-
Ronald V. Waters Chief Operating Officer	2004 2003 2002	700,000 483,750 435,000	— 481,331 384,105	76,480 38,734 29,596	— 105,391 58,571	85,000 50,000 42,000	— 452,885 391,201	-0- -0- 87,000
Peter R. Hempstead Senior Vice President — Worldwide Strategy and New Business	2004 2003 2002	547,500 498,750 465,000	— 496,256 417,570	72,108 62,326 48,371	— 29,970 74,067	50,000 50,000 42,000	— 483,417 415,856	-0- -0- 14,588
Dushan Petrovich Senior Vice President and Chief Administrative Officer	2004 2003 2002	390,000 295,769 252,500	— 247,370 188,618	56,057 36,302 30,225	— 95,383 73,145	50,000 47,000 37,000	— 254,430 195,600	-0- -0- 14,588
Darrell Splithoff Senior Vice President — Worldwide Supply Chain	2004 2003 2002	358,526 328,615 297,092	— 266,076 223,098	45,440 22,597 20,555	— 44,214 29,806	37,000 37,000 30,000	— 273,088 279,429	-0- -0- 14,588

(1)	Amounts shown in column (d) are the cash awards to the named individuals under the EICP (including any amounts deferred). Awards to be paid, if any, for 2004 performance are not determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2006 Annual Meeting.

(2)	Column (e) includes dividends paid or payable but deferred at the election of the executive on shares/share units held under the MIP and the value (the incremental costs to the Company) of personal use of Company provided automobiles and tax and estate planning services. In the case of Mr. Wrigley, Jr., it also includes his personal use of corporate aircraft, as he is required by resolution of the Board of Directors to use corporate aircraft for all air travel. Also, for Mr. Wrigley, Jr. and Mr. Petrovich, it includes dividends on shares held in the Wrigley Savings Plan.

Dividends paid or deferred on cumulative MIP shares for each named executive for 2004, 2003 and 2002, respectively, were:

William Wrigley, Jr. —	$77,395	$44,162	$29,595
Ronald V. Waters —	$36,848	$23,676	$17,176
Peter Hempstead —	$40,567	$29,256	$20,001
Dushan Petrovich —	$13,196	$11,131	$ 8,892
Darrell Splithoff —	$12,742	$ 8,847	$ 5,745

The value of personal use of Company provided automobiles for each executive for 2004, 2003 and 2002, respectively, were:

William Wrigley, Jr. —	$17,699	$17,623	$16,671
Ronald V. Waters —	$14,245	$15,058	$ 8,020
Peter Hempstead —	$15,216	$12,511	$12,770

Dushan Petrovich —	$16,772	$18,617	$13,626
Darrell Splithoff —	$17,698	$13,750	$13,750

The value of tax and estate planning services provided to the named executives in 2004, 2003 and 2002, respectively, were:

William Wrigley, Jr. —	$20,000	$20,000	$20,000
Ronald V. Waters —	$25,837	$ -0-	$ 4,400
Peter Hempstead —	$16,325	$20,600	$15,600
Dushan Petrovich —	$18,980	$ -0-	$ 1,706
Darrell Splithoff —	$15,000	$ -0-	$ 1,060

Mr. Wrigley, Jr’s, personal use of corporate aircraft was $112,068; $211,944 and $193,826 for 2004, 2003 and 2002, respectively.

Dividends paid on shares held by two executives who in the past had been eligible to participate in the Wrigley Savings Plan were for 2004, 2003 and 2002, respectively:

William Wrigley, Jr. —	$2,150	$1,982	$1,815
Dushan Petrovich —	$7,109	$6,554	$6,001

The executives pay all taxes due on the value of all items listed in this column.

(3)	Amounts shown in column (f) are the fair market value of awards of stock on the grant date (prior to deductions for taxes) under the Stock Award Program of the MIP for 2003 and 2002. Any awards under the Program for service in 2004 are not yet determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2006 Annual Meeting.
As of December 31, 2004, the aggregate number and dollar value of restricted shares of Common Stock (net of any deductions for taxes) awarded to each named executive, including share units through deferral elections, since the inception of the Stock Award Program and through its predecessor plan are: William Wrigley, Jr., 2,052 shares and 19,027 share units ($1,316,455); Ronald V. Waters, –0– shares and 5,793 share units ($400,844); Peter R. Hempstead, –0– shares, and 4,029 share units ($278,755); Dushan Petrovich, 674 shares and 7,760 share units ($536,903) and Darrell Splithoff, 329 shares and 873 share units ($60,430).

(4)	Column (g) indicates the number of shares of Common Stock underlying options granted in the years shown. All options were granted at fair market value on the dates of grant. More information regarding securities underlying stock options is set forth in the table titled “Option/SAR Grants in Last Fiscal Year” on page 34.

(5)	Amounts shown in column (h) are the fair market value of awards of stock on the date of grant under the Long-Term Stock Grant Program of the MIP for the five-year cycles ending December 31, 2003 and 2002, respectively. Awards, if any, under the Program for the five-year cycle ending December 31, 2004, are not determined as of the date of this Proxy Statement and, if awarded, will be reported in the Proxy Statement for the 2006 Annual Meeting.

(6)	Column (i) includes one-time bonuses paid to the named officers for their services in connection with the attempted Hershey acquisition. Mr. Wrigley, Jr. received his bonus in 2003. All other named executives received their bonus in 2002.

In the past, the Company provided to key employees who are relocating interest free, fully-secured housing or bridge loans for up to five years. These loans are generally repaid through regular payroll deductions. At December 31, 2004, the Company had a total of $6,930,262 in loans outstanding to all key employees, including a total of $957,790 outstanding to six officers, four of whom are not named in the table above. Under the employee housing loan program two named executive officers had such a loan outstanding during the fiscal year 2004:

Highest Amount Outstanding in 2004 ($)	Named Officer	Balance as of 12/31/04 ($)
196,250	Ronald V. Waters	182,500
190,000	Peter R. Hempstead	176,250

All above loans were in effect prior to the July 30, 2002 enactment of regulations prohibiting companies from extending credit to its executive officers. No terms or conditions of any outstanding loans have been modified since such date and the Company has discontinued any further loans under this program for the Company’s elected officers.

Wrigley Stock Option Program

The following tables reflect the activity under the Wrigley Stock Option Program during 2004. Each option has a ten-year term. Generally, 25% of each option becomes exercisable one year from the date of grant, and 25% each year thereafter until fully exercisable.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of Securities Underlying Options/SARs	Percent of Total Options/SARs Granted to Employees in	Exercise or Base Price	Expiration
Name	Granted(#)	Fiscal Year(%)	($)	Date	5%($) (1)	10%($) (1)
William Wrigley, Jr.	190,000	7.60	62.28	5/25/2014	7,441,836	18,859,073
Ronald V. Waters	85,000	3.40	62.28	5/25/2014	3,329,242	8,436,954
Peter R. Hempstead	50,000	2.00	62.28	5/25/2014	1,958,378	4,962,914
Dushan Petrovich	50,000	2.00	62.28	5/25/2014	1,958,378	4,962,914
Darrell Splithoff	37,000	1.48	62.28	5/25/2014	1,449,200	3,672,556

(1)	Figures in columns (f) and (g) are potential pretax values.

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End($)
(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired On Exercise(#)	Value Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)
William Wrigley, Jr.	—	—	269,625/417,250	$5,812,796/$4,653,058
Ronald V. Waters	60,000	$1,564,087	73,000/152,000	$1,360,108/$1,578,825
Peter R. Hempstead	40,000	$956,815	153,000/117,000	$3,869,465/$1,336,975
Dushan Petrovich	8,000	$209,771	54,250/98,750	$1,029,690/$1,066,850
Darrell Splithoff	10,000	$291,492	69,250/85,750	$1,506,600/$977,020

(1)	Figures in columns (c) and (e) represent actual and potential pretax values, respectively.

The range of grant prices of the options in this table is $37.46–$62.28. The closing price of a share of the Company’s stock on December 31, 2004, was $69.19.

Long-Term Stock Grant Program

The following table reflects threshold, target and maximum stock grant opportunities under the Long-Term Stock Grant Program for the five-year performance cycle ending December 31, 2008.

Long-Term Incentive Plans — Grants in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plans(2)
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
William Wrigley, Jr.	—	2004–2008	12,500	25,000	37,500
Ronald V. Waters	—	2004–2008	5,250	10,500	15,750
Peter R. Hempstead	—	2004–2008	3,000	6,000	9,000
Dushan Petrovich	—	2004–2008	3,000	6,000	9,000
Darrell Splithoff	—	2004–2008	2,000	4,000	6,000

(1)	On February 18, 2004, the Compensation Committee approved a grant under the Long-Term Stock Grant program for the 2004–2008 performance cycle, based on the targets listed in column (e) of this table. See page 30 for additional information about this program.

(2)	Estimated future payouts are based on the performance ratio of the Company’s total stockholder return (stock price appreciation plus reinvested dividends) for the five-year performance cycle to the total return for the S&P 500 Packaged Food and Meats Group Index for the same period. The threshold amount is 50% of the target and the maximum amount is 150% of the target amount. The target also assumes that the individual named remains employed by the Company and in the same position during the 2004–2008 performance cycle.

Pension Plan

The Wrigley Retirement Plan is a qualified, defined benefit, noncontributory pension plan covering substantially all employees of Wrigley and its domestic associated companies. Credited service accrues from the date of employment.

Retirement benefits are calculated by multiplying the product of 1.5% times the years of service by the final average eligible pay for the three highest consecutive years in the last ten years before retirement (“eligible remuneration”), less 1% of the annual primary Social Security benefit multiplied by the years of credited service since January 1, 1976. The formula below provides an illustration as to how the retirement benefits are calculated:

[	1.5%	×	Years of Service	×	Eligible Remuneration	] – [	1%	×	Annual Primary SS Benefit	×	Years of Service since 1976	]

The table below illustrates various estimated annual pension benefits generated by the plan formula, assuming retirement at the plan’s normal retirement age, when combined with an estimated annual Social Security benefit of $21,000.

	Years of Service
Eligible Remuneration	10	20	30	40
$ 300,000	$64,000	$107,000	$150,000	$193,000
500,000	94,000	167,000	240,000	313,000
700,000	124,000	227,000	330,000	433,000
900,000	154,000	287,000	420,000	553,000
1,100,000	184,000	347,000	510,000	673,000
1,300,000	214,000	407,000	600,000	793,000
1,500,000	244,000	467,000	690,000	913,000

Eligible remuneration for officers is base salary only. The current base salary of the Chief Executive Officer and the four next most highly compensated executive officers is set forth in column (c) in the “Summary Compensation Table” on page 32. The credited years of service as of December 31, 2004, for each named executive officer are as follows: William Wrigley, Jr., 19; Ronald V. Waters, 5; Peter R. Hempstead, 5; Dushan Petrovich, 29; and Darrell Splithoff, 4 years.

To the extent that an individual’s annual retirement income benefit under the plan exceeds the limitations imposed by the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation that may be taken into account for a participant under a qualified retirement plan ($205,000 in 2004)), such excess benefits may be paid from the Company’s nonqualified, unfunded, noncontributory supplemental retirement plan.

Change-in-Control Severance Agreement

In August 2001, the Board approved a Change-in-Control Severance Agreement program designed to promote stability and continuity of senior management in the event the Company were to find itself in a change-in-control environment. The Company and each of the executive officers named in the “Summary Compensation Table” on page 32 of this Proxy Statement have executed a Change-in-Control Severance Agreement that provides for certain payments to be made to such officers upon a change-in-control of the Company.

The terms of each agreement are based upon a change-in-control of the Company and a termination of employment, except in the case of the Chief Executive Officer, who may receive benefits if he voluntarily terminates his employment with the Company during the one-month period beginning on the first anniversary of the change-in-control. Based on the Agreements, each executive officer named in the “Summary Compensation Table” on page 32 of this Proxy Statement would receive a lump sum payment equal to three times the sum of the executive’s then base salary and the highest annual bonus earned in the prior three years; a lump sum payment in an amount sufficient to offset any effects of any excise tax under Section 4999 of the Internal Revenue Code; continuation of welfare benefits (i.e. life, disability, accident, health) for up to three years; prorated payment of awards under any long-term performance plans, based on target performance levels; accelerated vesting of all stock options; and three years of credited service under the Company’s qualified and nonqualified defined benefit pension plans. Copies of these Agreements were set forth in an exhibit to the Company’s Form 10-Q filed in November 2001.

FIVE-YEAR TOTAL STOCKHOLDER RETURN

The following graph and table indicate the Company’s total stockholder return for the five-year period ending December 31, 2004, as compared to the total return for the S&P 500 Composite Index and the S&P 500 Packaged Foods & Meats Group Index, assuming a common starting point of 100.

Total stockholder return for the Company, as well as for the Indices, is determined by adding (a) the cumulative amount of dividends for a given year (assuming dividend reinvestment) and (b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. The foregoing calculation of the shareholder return is further illustrated in the formula below:

Total Stockholder Return	=	cumulative dividend for the year (assuming reinvestment)	+	[(share price at year end) – (share price at beginning of year)]
(share price at beginning of year)

Please note that the graph and table are five-year historical representations and, as such, are not indicative of future performance relative to the Indices.

Total Stockholder Returns
(Dividends Reinvested)

	1999	2000	2001	2002	2003	2004
Wrigley	100	118	128	139	145	181
S&P 500 Composite Index	100	91	80	62	80	89
S&P 500 Packaged Foods & Meats Group Index	100	127	129	133	144	171

AUDIT COMMITTEE DISCLOSURE

The Audit Committee is comprised solely of independent Directors, and among other things, is responsible for:

•	the appointment of the independent auditors of the Company

•	reviewing with the auditors the plan and scope of the audit, and audit and permitted non-audit fees

•	monitoring the adequacy of reporting and internal controls, and

•	meeting periodically with internal and independent auditors.

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy is attached to this Proxy Statement as Appendix B. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the stockholders, engaged Ernst & Young LLP (Ernst & Young), to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2004. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last two fiscal years:

	2004		2003
	$	%*	$	%*
Audit Fees**	3,591,000		2,018,000
(1) Audit Related Fees***	334,000	0%	440,000	0%
(2) Tax Fees****	493,000	0%	1,022,000	0%
(3) All Other Fees	—	0%	—	0%
Total	4,418,000	0%	3,480,000

*	Percentage of the services (if any) for which pre-approval was waived by the Audit Committee with respect to (1), (2) and (3) only.

**	The 2004 Audit fee includes approximately $1.4 million for attestation services related to the Company’s internal controls over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act.

***	Consists primarily of certain attestation services in connection with the Company’s acquisition of the Joyco Group and benefit plan audits.

****	Consists primarily of U.S. and international tax compliance and planning.

Report of the Audit Committee

In connection with the December 31, 2004, financial statements, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management

(2)	discussed with Ernst & Young LLP, the Company’s independent auditors (the “Auditors”), the matters required by Statement on Auditing Standards No. 61

(3)	received and discussed with the Auditors the matters required by Independence Standards Board Statement No. 1

(4)	reviewed and discussed with the Auditors the Company’s critical accounting policies, alternate financial reporting and material communications between the Auditors and management, if any, and

(5)	reviewed the Company’s Disclosure Control Process and internal control over financial reporting.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors at the January 26, 2005, meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. The Board has approved this inclusion.

THE AUDIT COMMITTEE

Richard K. Smucker, Chairman
Howard B. Bernick
Melinda R. Rich
Alex Shumate

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, Directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York and Chicago Stock Exchanges. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2004 its executive officers, Directors and 10% holders complied with all filing requirements.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2006 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 — Stockholder Proposals) and received by the Secretary of the Company on or before October 12, 2005. In addition, you must notify the Company between November 9, 2005 and December 9, 2005 if you intend to present your proposal for action at the 2006 Annual Meeting of Stockholders.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Howard Malovany, Vice President, Secretary and General Counsel

Chicago, February 8, 2005

Appendix A

WM. WRIGLEY JR. COMPANY
DIRECTOR INDEPENDENCE STANDARDS

It is the policy of the Board of Directors of Wm. Wrigley Jr. Company (“Wrigley”) that a majority of its members be independent of Wrigley management. A Director is independent if the Board affirmatively determines that the Director does not have any direct or indirect material relationship with Wrigley or its affiliates1 or any member of senior management of Wrigley or his or her affiliates. The determination of independence of Directors will be disclosed in the Proxy Statement for each Annual Meeting of Stockholders of Wrigley, and specific explanation will be provided only for any Director who is not considered to be independent. The Board has established the following standards to assist it in making the determination of director independence:

1.	A Director is not independent if the Director is or within the preceding three years was:

•	employed by Wrigley or any of Wrigley’s affiliates

•	affiliated with or employed by a present or former independent auditor of Wrigley or any of Wrigley’s affiliates, or

•	an employee of a company at the same time an executive officer of Wrigley or any of Wrigley’s affiliates is or was a member of that company’s compensation committee.

2.	A Director is not independent if an immediate family member[2] of the Director is or within the preceding three years was:

•	employed as an executive officer of Wrigley

•	affiliated with or employed by a present or former independent auditor of Wrigley or any of Wrigley affiliates and participates or participated, as the case may be, in the independent auditor’s audit, assurance or tax compliance (but not tax planning) practice, or

•	an employee of a company at the same time an executive officer of Wrigley or any of Wrigley’s affiliates is or was a member of that company’s compensation committee.

3.	A Director is not independent if the Director or the Director’s immediate family member receives or has received, during any twelve month period within the preceding three years, more than $100,000 as direct compensation from Wrigley other than Director and committee fees and pension and other deferred compensation for prior services as Director (or, in the case of the immediate family member, salaries and other benefits as employee of Wrigley or any Wrigley affiliate).

4.	A Director is not independent if the Director or the Director’s immediate family member is or was, within the preceding three years, a director, executive officer (or the Director only is or was an employee of the entity), general partner or an equity holder of 1% or more, of an entity to which Wrigley makes or made, or from which Wrigley receives or received, payment for

[2]	For the purpose of these independent standards, the term “Director’s immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-laws and anyone (other than domestic employees) sharing the Director’s home.

A-1

property or services in any single fiscal year in excess of the greater of $1 million or 1% of that entity’s consolidated gross revenues.

5.	A Director is not independent if the Director or the Director’s immediate family member is or was, within the preceding three years, a director, executive officer (or the Director only is or was an employee of the entity), partner or an equity holder of 1% or more, of an entity which is indebted to Wrigley, or to which Wrigley is indebted and the aggregate indebtedness of either party to the other in any single fiscal year in excess of the greater of $1 million or 1% of that party’s consolidated assets.

6.	A Director is not independent if the Director or the Director’s immediate family member is or was, within the preceding three years, a director, executive officer (or the Director only is or was an employee of the organization), or trustee of a charitable organization or other not-for-profit organization, and Wrigley’s contributions, or the contributions of any member of senior management of Wrigley, to such organization in any single fiscal year exceeds or exceeded the greater of $1 million or 1% of the organization’s consolidated gross revenues.

7.	A Director is not independent if the Director or the Director’s immediate family member or an entity (in which the Director or the Director’s immediate family member is a director, executive officer or partner), is a beneficial holder of more than 5% of the total number of shares of the Company’s Common Stock and Class B Common Stock then outstanding.

8.	A Director is not independent if the Director is an executive officer, partner, employee or holder directly or indirectly of 1% or more of the total number of outstanding shares, of an entity that supplies any banking, legal or accounting services to the Company or any other services with the exception of services provided on an occasional or minimal basis.

9.	For relationships not covered by the above standards, the determination of whether such relationships are material for the purpose of determining whether a Director is independent, shall be made by Directors who satisfy the standards set out in paragraphs 1-8 above. In such situations, determination of independence shall be on a case-by-case basis, after consideration of all relevant facts and circumstances. For illustration purpose, if a Director is an executive officer of a company that has paid Wrigley in excess of the greater of $1 million or 1% of that company’s consolidated gross revenues in the last one year for the purchase of Wrigley products, the Board could determine, after considering all relevant facts and circumstances, that the relationship is not material to make a finding that the Director is not independent. Wrigley must explain in its next annual proxy statement the basis for any determination by the Board that a relationship is not material even though the relationship did not meet the standards set forth under paragraphs 1-8 above.

The Board shall undertake an annual review of the independence of all non-employee Directors. In advance of the meeting to make such review, each non-employee Director would be requested to supply the Board with complete information regarding the Director’s relationships with Wrigley and its affiliates and with senior management and their affiliates to assist the Board to evaluate the Director’s independence.

Directors have an affirmative obligation to notify the Board of any material changes in their relationships, which may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and Wrigley and its affiliates or members of senior management and their affiliates.

A-2

Appendix B

Audit and Non-Audit Services Pre-Approval Policy

I.	Statement of Principles for Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision for such services does not impair the auditor’s independence. The independent auditor has reviewed this policy and believes that implementation of the Policy will not adversely affect the auditor’s independence.

II.	Services Pre-Approved by the Audit Committee
Exhibit A to this Policy describes the nature of the audit, audit-related and tax services that have the Audit Committee’s pre-approval. Exhibit B to this Policy describes those services that the Company’s independent auditors cannot perform as prohibited by the SEC.

III.	Pre-Approval Policy
At its October meeting, the Audit Committee will review the services expected to be provided by the independent auditor to ensure that the provision of such services will not impair the auditor’s independence. The Audit Committee will pre-approve fee levels for the upcoming fiscal year for each of the following categories: audit, audit-related and tax compliance/planning services (individual projects less than $50,000). Tax compliance/planning projects exceeding $50,000 and all other services not pre-approved in the categories above will require specific pre-approval from the Audit Committee on an individual project basis. Approval for such services may be requested at the next Audit Committee meeting or, if earlier approval is necessary, it may be obtained in accordance with the Audit Committee’s delegation to the Audit Committee Chairman as described in item IV. Delegation below.

IV.	Delegation
The Audit Committee will not delegate to management its responsibilities to pre-approve services performed by the independent auditor. However, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for unplanned services that arise during the year. The Chairman has the authority to review and approve permissible services up to $250,000 per service provided that the aggregate amount of such services does not exceed the prior year Parent Company audit fee. The Audit Committee Chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

V.	Quarterly Reporting of Fee Information
By the 25th day following each quarter-end, reporting units must submit to the Corporate Controller’s Department a summary of year-to-date fees paid to the independent auditor and the latest full-year estimate expected to be paid by the following categories:

•	Audit fees

•	Audit related fees

•	Tax compliance and planning

This reporting provides the Company with the basis for monitoring services provided by the independent auditor’s in accordance with the pre-approval policies above. Should the latest full-year estimates exceed pre-approval levels, this will be reported to the Audit Committee at the next scheduled meeting or earlier, if limits are expected to be exceeded before that time.

B-1

Exhibit A

Pre-Approved Audit, Audit-Related and Tax Services

Audit Services

•	Financial or statutory audits for subsidiaries of the Company, including procedures to provide attestation as to the effectiveness of the Company’s internal controls

•	Timely quarterly reviews of the Company and its subsidiaries

•	Consultations related to accounting, financial reporting or disclosure matters, and

•	Services associated with:

—	SEC registration statements

—	Periodic reports and other documents filed with the SEC

—	Comfort letters and consents

Audit-related Services

•	Audits of employee benefit plans (including the Wrigley Retirement Plan, Wrigley Savings Plan, Voluntary Employee Benefits Association (VEBA) audit, Wrigley Canada, Inc. Retirement Income Plan)

•	Due diligence services pertaining to potential business acquisitions/dispositions

•	Internal control reviews

•	Other attestation services (including the Wm. Wrigley Jr. Company Foundation audit)

Tax Compliance and Planning

•	U.S. federal, state and local tax compliance and planning

•	International tax compliance and planning

•	U.S. federal, state or international transfer pricing advice or documentation, and

•	Expatriate tax services

Exhibit B

Prohibited Non-Audit Services by the Independent Auditor

The Securities and Exchange Act of 1934 has been amended to prohibit the Company from engaging the independent auditor to perform the following types of services:

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services or fairness opinions

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions or human resources

•	Broker or dealer, investment adviser, or investment banking services

•	Legal services and expert services unrelated to the audit

[This page intentionally left blank.]

Directions to Thorne Auditorium

Thorne Auditorium is located in the Arthur Rubloff Building on the Chicago campus of Northwestern University. The Arthur Rubloff Building is located at 375 East Chicago Avenue on the city block bordered by Lake Shore Drive, East Chicago Avenue, North Fairbanks Court and East Superior Street.

N
LAKE MICHIGAN
NORTH LAKE SHORE DRIVE
Morton Medical Research Building
EAST CHICAGO AVENUE
NORTH FAIRBANKS COURT
Montgomery Ward Memorial Building
Wieboldt Hall
Levy Mayer Hall
Arthur Rubloff Building
Tarry Research & Education Building
Searle Medical Research Bulding
Robert McCormick Hall
EAST SUPERIOR STREET
THORNE AUDITORIUM
375 E. Chicago Avenue

From the NORTH:
Take Lake Shore Drive south; exit at Grand Avenue, at the first light turn right (west) onto Grand; turn right (north) onto Michigan Ave.; turn right (east) onto Chicago Ave.
OR take the Kennedy Expy (I-90), exit at Ohio (eastbound); turn left (north) onto Michigan Ave.; turn right (east) onto Chicago Ave.

From the WEST:
Take the Eisenhower Expy (I-290) east, to Congress Pkwy east. When Congress Pkwy ends, turn left onto Columbus, then right onto Jackson, then left onto Lake Shore Drive (northbound); exit at Grand Avenue, at the 2nd light turn left (west) onto Grand Ave.; turn right (north) onto Michigan Ave.; turn right (east) onto Chicago Ave.

From the SOUTHWEST:
Take the Stevenson Expy (I-55) north to Lake Shore Drive (northbound); exit at Grand Avenue, at the 2nd light turn left (west) onto Grand Ave.; turn right (north) onto Michigan Ave.; turn right (east) onto Chicago Ave.

From the SOUTH:
Take Lake Shore Drive north; exit at Grand Avenue, at the 2nd light turn left (west) onto Grand Ave.; turn right (north) onto Michigan Ave.; turn right (east) onto Chicago Ave.
OR take the Dan Ryan Expy (I-90/94) north; exit at Ohio (eastbound); turn left (north) onto Michigan Ave.; turn right (east) onto Chicago Ave.

Wm. WRIGLEY JR. COMPANY

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/wwy		1-877-PRX-VOTE (1-877-779-8683)
If you are calling from outside the United States, you may call 1-201-536-8073.

If you vote over the Internet or by telephone, please do not mail your card.

Your vote over the Internet or the telephone instructs the Trustee in the same manner as if you marked, signed, dated and returned your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

6700
☒	Please mark your votes as in this example.

This proxy card represents all shares of Wrigley stock (both Common and Class B Common) held in the registration indicated below. For employee stockholders, this includes your shares held in the Wrigley Savings Plan.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.						THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

1.	Election of Class III Directors (Terms Expire in 2008)	The nominees are: 01 John Rau, 02 Richard K. Smucker, 03 William Wrigley, Jr.				2.	To amend Article FOURTH of the Company’s Second Restated Certificate of Incorporation to increase number of authorized shares of Common Stock and Class B Common Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

			FOR	WITHHOLD
		FOR ALL NOMINEES	☐	☐	WITHHOLD FROM ALL NOMINEES		THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR ITEM 3.
								FOR	AGAINST	ABSTAIN
						3.	Ratification of appointment of independent auditors Ernst & Young LLP for the year ending 12/31/05.	☐	☐	☐
☐
For all nominee(s) except vote withheld from the above:
THE BOARD OF DIRECTORS RECOMMENDS AVOTE AGAINST ITEM 4.

								FOR	AGAINST	ABSTAIN
						4.	To vote on a stockholder proposal regarding a change to the proxy card.	☐	☐	☐

							Check this box if you plan to attend the meeting	☐

Note: Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.

Signature	Date:	Signature	Date:

Please note that admission to the Annual Meeting will be by admission ticket only, so you must bring this ticket with you. If you plan to attend the meeting, please mark the indicated box on the other side of this Proxy Card. For pre-registration, please call the Stockholder Relations Department at 1-800-874-0474.

102nd Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company

Northwestern University–Chicago Campus

Thorne Auditorium
375 E. Chicago Avenue
Chicago, IL 60611
9:00 a.m. CST
Tuesday, March 8, 2005

This ticket admits the named stockholder(s) and one guest. Photocopies will not be accepted. Photo identification will be required.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Wm. WRIGLEY Jr. Company	PROXYCARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 8, 2005.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of both classes of stock will be voted as set forth in the proxy statement FOR Items 1, 2 and 3 and AGAINST Item 4.

The stockholder represented herein appoints William Wrigley, Jr., Richard K. Smucker, Howard Malovany or any of them, proxies with power of substitution to vote all shares of Common Stock and Class B Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company to be held at the Northwestern University Thorne Auditorium (located in the Arthur Rubloff Building on the Chicago campus of Northwestern University), 375 E. Chicago Avenue, Chicago, IL 60611, on March 8, 2005, at 9:00 a.m. CST, and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!

Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope.
If you attend the meeting, you may revoke your proxy and vote in person.